UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 29, 2017 (August 25, 2017)

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification)	(Commission File Number)

          7621 Little Avenue, Suite 414, Charlotte, NC 28226

(Address of principal executive office) (zip code)

(Former address of principal executive offices) (zip code)

(704) 366-5122
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) and Larry S. Spitcaufsky, newly appointed director of the Company, entered into an Indemnification Agreement effective August 25, 2017. The form of this Indemnification Agreement is attached hereto as Exhibit 10.1. The Company currently intends to enter into indemnification agreements, in the same form, with all of its directors and named executive officers.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 25, 2017, Larry S. Spitcaufsky joined the board of directors of Chanticleer.

Larry S. Spitcaufsky is the owner and director of Petroleum Technologies Inc., an oil and natural gas exploration company in Kansas City, Missouri established in April 1983 and the founder and chairman of Hootwinc, LLC, a restaurant franchisee in California, established August 1992. He has been a partner and board member of Healthcare Delivered, LLC, a mobile dental company that delivers dental care directly to senior homes since May 2015. He has also served on the board of the La Jolla Institute of Allergy and Immunology since August 2015. Mr. Spitcaufsky has additional business investments, including LBBIG, which is currently developing the Southern California market for Little Big Burger, a Chanticleer brand specializing in made-to-order burgers and truffle fries.

Mr. Spitcaufsky spent 28 years as a partner in the family-owned Arrow Truck Sales in Kansas City, the largest pre-owned heavy-duty and medium-duty truck dealership in the United States and Canada. When Arrow was sold in 1998 to Volvo Truck Corporation, Mr. Spitcaufsky stayed on in his capacity as executive vice president and Chairman of the Board until 2000. He was also a board member, from May 2011 through June 2014, and treasurer, from May 2012 through June 2014, of the Rancho Santa Fe Association .

There are no arrangements or understandings between Mr. Spitcaufsky and any other persons pursuant to which he was appointed a director. There are no family relationships between Mr. Spitcaufsky and Chanticleer’s other directors or executive officers. Other than as described below, there are no current or proposed transactions in which Mr. Spitcaufsky has a direct or indirect material interest in which Chanticleer is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of Chanticleer’s total assets at year end for the last two completed fiscal years.

●	In 2014, Mr. Spitcaufsky sold Pacific Northwest Hooters ® stores to the Company.
●	Mr. Spitcaufsky is currently a 6% beneficial owner of Chanticleer’s common stock.

●	Mr. Spitcaufsky is also Chanticleer’s franchisee for Little Big Burger® in California.
●	On May 4, 2017, a trust controlled by Mr. Spitcaufsky (as trustee, the person holding sole voting and dispositive power), entered into a Securities Purchase Agreement with Chanticleer whereby, among other things, the trust acquired a $2,000,000 6% debenture and ten-year warrant to purchase up to 4,000,000 shares of common stock (equivalent to 400,000 shares adjusted for Chanticleer’s 1 for 10 reverse stock split on May 19, 2017 (the “Reverse Stock Split”)) at a price of $0.35 per share (equivalent to $3.50 per share adjusted for the Reverse Stock Split). The initial exercise date for the warrant is November 4, 2017. Pursuant to an amendment on August 7, 2017, this warrant contains a contractual provision prohibiting the trust from exercising the warrant if such exercise would result in Mr. Spitcaufsky owning more than 19.99% of the Chanticleer’s outstanding shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 29, 2017
Chanticleer Holdings, Inc.

		By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer